UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

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DELPHAX TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL 1
OTHER INFORMATION REGARDING OUR DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2
SHAREHOLDER PROPOSALS
GENERAL

DELPHAX TECHNOLOGIES INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 6, 2006
       Notice is hereby given that the Annual Meeting of Shareholders of Delphax Technologies Inc. will be held at our corporate offices, 6100 110th Street, Bloomington, MN 55438, on Thursday, April 6, 2006, at 3:00 p.m., Central Time, for the following purposes:

1. To re-elect a director to serve a term continuing through the 2009 Annual Meeting.

2. To ratify and approve the selection of independent auditors for the current fiscal year.

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
      The Board of Directors has fixed the close of business on February 15, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Jay A. Herman
Chairman
Minnetonka, Minnesota
January 30, 2006
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

DELPHAX TECHNOLOGIES INC.

PROXY STATEMENT
Annual Meeting of Shareholders
April 6, 2006

       This Proxy Statement is furnished to the shareholders of Delphax Technologies Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders to be held on Thursday, April 6, 2006, at our corporate offices, 6100 110th Street, Bloomington, MN 55438, at 3:00 p.m., Central Time, or any adjournment(s) or postponement(s) thereof.
Cost and Method of Solicitation
      The cost of this solicitation will be borne by Delphax. In addition to the solicitation by mail, officers, directors and employees of Delphax may solicit proxies by telephone, facsimile or in person, and no additional compensation will be paid to such individuals. We may also request banks and brokers to solicit their customers who have a beneficial interest in the Delphax common stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The mailing of this proxy statement to shareholders is expected to commence on or about February 28, 2006.
      The total number of shares of capital stock of Delphax outstanding and entitled to vote at the meeting as of February 15, 2006, is expected to be 6,371,985 shares of common stock. Each share of common stock is entitled to one vote for each share held with respect to the matters mentioned in the foregoing Notice of Annual Meeting of Shareholders and there is no cumulative voting. Only shareholders of record at the close of business on February 15, 2006, will be entitled to vote at the meeting.
      All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or Internet) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.
      If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” the director nominee and “FOR” any other proposals. Shares may also be voted by telephone or Internet as instructed on the proxy card.
Quorum and Voting Requirements
      The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.
      If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote on a particular matter (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.
      Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders, but as unvoted for purposes of determining the approval of the matter. Consequently, an abstention will have the same effect as a negative vote.
      Under Minnesota law, directors are elected by a plurality of the voting power of the shares present and entitled to vote, and the ratification of the independent auditors is approved by the greater of: (a) a majority of the Company’s common shares present at the Annual Meeting, either in person or by proxy, and entitled to vote on that proposal, or (b) the majority of the minimum number of common shares of Delphax which would constitute a quorum for transacting business at the Annual Meeting of Shareholders.
      You may either vote “FOR” or “WITHHOLD” authority to vote for the nominee to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of the independent auditors. If you withhold authority to vote for the election of the director, it has the same effect as a vote against the director.
      So far as we are aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.
Revocation of Proxy
      Each proxy may be revoked at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company at the following address, 6100 110th Street, Bloomington, MN 55438, Attn: Secretary, or by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      The following table sets forth, as of January 20, 2006, the beneficial ownership of Delphax common stock by: (i) all persons who are known by us to hold five percent or more of the common stock of the Company, (ii) each of the directors and the nominee to the Board of Directors of the Company, (iii) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all directors and officers of the Company, as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Unless otherwise indicated, the business address of each person is 6100 110th Street, Bloomington, MN 55438.

Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Class

Fred H. Brenner	1,150,310	(2)	18.1%
514 N. Wynnewood Avenue
Wynnewood, PA 19096
Nichols Investment Management	627,131	(3)	9.9%
175 Exchange Street. PO Box 904
Bangor, ME 04402
Jay A. Herman(4)(5)	274,428		4.2%
R. Stephen Armstrong(5)	9,750		*
Gary R. Holland(5)	33,250		*
Kenneth E. Overstreet(5)	5,000		*
Earl W. Rogers(6)	10,750		*
M. H. (Bill) Kuhn(4)	65,000		1.0%
Dieter P. Schilling(4)	110,706		1.7%
All officers and directors as a group (7 persons)	508,884		7.6%

*	Less than 1%.

(1)	Includes the following number of shares which could be purchased under stock options exercisable within sixty days of January 20, 2006: Mr. Herman, 160,000 shares; Mr. Armstrong, 9,750 shares; Mr. Holland, 21,250 shares; Mr. Overstreet, 2,500 shares; Mr. Rogers, 9,750 shares; Mr. Kuhn, 65,000 shares; Mr. Schilling, 85,000 shares; and all officers and directors as a group, 363,250 shares.

(2)	Based on Form 4 filed on May 20, 2005 in which Mr. Fred H. Brenner reports sole voting and dispositive power over 1,150,310 shares of common stock.

(3)	Based on Form 13D filed on March 31, 2005, Nichols Investment Management reports sole voting power over 36,000 shares and sole dispositive power over 627,131 shares in its role as an investment advisor.

(4)	Named Executive Officer.

(5)	Serves as a director of Delphax.

(6)	Serves as a director of Delphax and has been nominated for re-election.
PROPOSAL 1
ELECTION OF DIRECTORS
      Our Articles of Incorporation and Bylaws provide that our Board of Directors is classified into three classes, the members of each class to serve for a staggered term of three years. As the term of each class expires, the successors to the directors in that class are elected for a term of three years. At this Annual Meeting, the term of incumbent director Earl W. Rogers is expiring. Mr. Rogers has been nominated for re-election this year and, if elected, will serve a term of three years. The size of the Board may be increased by the Board or by affirmative vote of at least 80% of the outstanding shares of common stock. Vacancies on the

Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office, or by the affirmative vote of the holders of at least 80% of the outstanding shares of common stock.
      The Board of Directors recommends that the shareholders re-elect Mr. Rogers as director of Delphax. It is intended that the persons named as proxies will vote the proxies for the election of the nominee as director of the Company. The nominee has indicated his willingness to serve, but should the nominee be unable to serve as a director, the persons named as proxies may vote for a substitute nominee in their discretion.
      Set forth below is certain information with respect to the nominee for director:
Nominee for Term Continuing through the 2009 Annual Meeting

Earl W. Rogers Director since 2001 Age — 57	Executive Vice President of Operations of Home Buyers Warranty Corporation
      Mr. Rogers has been the Executive Vice President of Operations for Home Buyers Warranty Corporation which is a privately-held insurance and warranty company, headquartered in Colorado, since 2004. He also has more than 20 years experience in the printing industry. He was principal in EWR & Associates, a private company engaged in consulting to small and mid-sized printing firms, from 2002 until 2003. From 1976 until 2001, Mr. Rogers held a variety of senior executive level positions, including division general manager, with John H. Harland Company, a publicly-held provider of software, data services and printed products to financial and education markets. He served on the Board of the financial printing trade association and was President of Check Payment Systems Association from 1996 through 1998. He is also a director of Gwinnett Industries, an industrial development company, and Pattillo Construction Company, a builder of large commercial buildings.
Vote Required and Board of Directors Recommendation
      The affirmative vote of a majority of the shares represented at the meeting of Delphax common stock is required for the election of the nominee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEE
OTHER INFORMATION
REGARDING OUR DIRECTORS
      The following sets forth certain biographical and other information regarding those directors serving terms continuing after this Annual Meeting.
Directors with Terms Continuing through the 2007 Annual Meeting

R. Stephen Armstrong Director since 2000 Age — 55	Executive Vice President and Chief Financial Officer of Patterson Companies, Inc.
      Mr. Armstrong is Executive Vice President and Chief Financial Officer of Patterson Companies, Inc., a publicly-held distributor of equipment, supplies and services to the dental, veterinary and rehabilitation markets. Prior to joining Patterson Companies, Inc. in 1999, Mr. Armstrong was a partner in public accounting at Ernst & Young LLP.

Gary R. Holland Director since 1992 Age — 63	Chairman, President and Chief Executive Officer of Fargo Electronics, Inc.
      Mr. Holland is Chairman of the Board of Directors, President and Chief Executive Officer of Fargo Electronics, Inc., a position he has held since 1997. Fargo Electronics, Inc. is a publicly-held manufacturer of plastic card personalization equipment. He previously served as President and Chief Executive Officer of

Datacard Corporation, a privately-held manufacturer of plastic transaction cards, embossing and encoding equipment and transaction terminals, from 1982 to 1992.
Directors with Terms Continuing through the 2008 Annual Meeting

Jay A. Herman Director since 1989 Age — 58	Chairman, President and Chief Executive Officer of Delphax Technologies Inc.
      Mr. Herman joined Delphax as Executive Vice President and Chief Financial Officer in May 1988, and was promoted to President in June 1989 and elected Chairman of the Board in October 2001. Prior to joining the Company, Mr. Herman was Vice President and Chief Financial Officer of Gelco Corporation’s International Division. He held that post from 1986 to 1988. Gelco was a publicly-held company. Between 1979 and 1986, Mr. Herman held the positions of Vice President of Administrative Services for Gelco Corporation and Director of Planning and Budgets for Gelco’s Fleet Leasing Division. Before joining Gelco, Mr. Herman held several positions with General Mills, a publicly-held diversified food company headquartered in Golden Valley, Minnesota.

Kenneth E. Overstreet Director since 2003 Age — 64	Retired Group President of Ennis Business Forms, Inc.
      Mr. Overstreet has more than 30 years leadership and experience in the printing industry. Until his retirement in 2003, he was group president of the Financial Solutions Group of Ennis Business Forms, Inc., from 2000 when the company acquired Northstar Computer Forms, where he had served as president from 1989 to 2000. Ennis is a publicly-held producer of business forms and printed business products. Prior to that, Mr. Overstreet was president of the Credit Card Division of Datacard Corporation, a privately-held manufacturer of plastic transaction cards, embossing and encoding equipment and transaction terminals. He began his career in several management positions with John H. Harland Company, a publicly-held provider of software, data services and printed products to financial and education markets.
Meetings and Committees of the Board of Directors
      The Board of Directors met four times during fiscal 2005. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.
      The Audit Committee is currently comprised of Messrs. Armstrong (Chairman), Holland, Overstreet and Rogers. Pursuant to its charter, the Audit Committee reviews the audited financial statements of the Company. Among other duties, the Audit Committee also reviews and evaluates significant matters relating to the audit and internal controls of the Company, selects and approves the Company’s independent registered public accounting firm, reviews the scope and results of audits by, and the recommendations of, our auditors and approves in advance additional non-audit services to be provided by the Company’s independent registered public accounting firm. The Audit Committee met five times in fiscal 2005 and has met once since September 30, 2005 to review the Form 10-K and the fiscal 2005 audit.
      The Compensation Committee is currently comprised of Messrs. Rogers (Chairman), Armstrong and Overstreet. The Compensation Committee is responsible for determining the compensation of the Chairman and Chief Executive Officer and making recommendations to the Board of Directors on other compensation matters. The Compensation Committee met twice in fiscal 2005.
      During fiscal 2005, each director attended all of the meetings of the Board of Directors and Board Committees on which he served. The Company does not have a formal policy with regard to Board member attendance at the Annual Meeting. All of our directors, except for Mr. Armstrong, attended the Company’s 2005 Annual Meeting of Shareholders held on April 7, 2005.

      The Board of Directors has adopted a practice of meeting in executive session, with only independent directors present, on a periodic basis. During fiscal 2005, the independent directors met in executive session at each of the four meetings of the Board of Directors.
Nomination and Shareholder Communications Processes
      Delphax does not currently have a nominating committee. The functions typical of a nominating committee, including the identification, recruitment and selection of nominees for election as a director of the Company, are performed by the Board as a whole. Four of the five members of the Board (Messrs. Armstrong, Holland, Overstreet and Rogers) are “independent” as that term is defined by the NASDAQ Stock Market listing standards applicable to the Company and participate in the consideration of director nominees. The nominee for election as a director at this Annual Meeting was unanimously recommended by the Board. The Board believes that a nominating committee separate from the whole Board is not necessary at this time, given the size of the Company and the Board, to ensure that candidates are appropriately evaluated and selected. The Board also believes that, given the Company’s size and the size of its Board, an additional committee of the Board would not add to the effectiveness of the evaluation and nomination process. For these reasons, the Board believes it is not appropriate to have a nominating committee.
      The Board’s process for recruiting and selecting nominees is for Board members to attempt to identify individuals who are thought to have the business background and experience, industry specific knowledge and general reputation and expertise that would allow them to contribute as an effective director to the Company’s governance, and who are willing to serve as a director of a public company. To date, the Board has not engaged any third party to assist in identifying or evaluating potential nominees. After a possible candidate is identified, the individual meets with various members of the Board and is sounded out concerning the individual’s possible interest and willingness to serve, and Board members discuss amongst themselves the individual’s potential to be an effective Board member. If the discussions and evaluation are positive, the individual is invited to serve on the Board.
      To date, no shareholder has presented any candidate for consideration for Board membership, and Delphax does not have a specific policy on shareholder-recommended director candidates. However, the Board believes its process for evaluation of nominees proposed by shareholders would be no different from the process of evaluating any other candidate recommended by a current director, officer of third-party. In evaluating candidates, the Board will require that candidates possess, at a minimum, a desire to serve on the Board, an ability to contribute to the effectiveness of the Board, an understanding of the function of the Board of a public company and relevant industry knowledge and experience. In addition, while not required of any one candidate, the Board would consider favorably experience, education, training or other expertise in business or financial matters and prior experience serving on boards of public companies. Collectively, the composition of the Board must meet the listing requirements of the NASDAQ Stock Market where Delphax common stock is listed. In evaluating any candidate for director nominee, the Board will also evaluate the contribution of the proposed nominee toward compliance with the NASDAQ Stock Market listing standards.
      Any shareholder who desires to communicate directly with the Board of Directors of the Company may address correspondence to the whole Board, or any particular member of the Board, in care of the Corporate Secretary at our corporate offices: 6100 110th Street, Bloomington, MN 55438. All communications delivered in this manner will be promptly forwarded to the specified addressee, without alteration.
Compensation of Directors
      During fiscal 2005, directors were paid a quarterly retainer of $1,250, a fee of $1,000 for each meeting attended of the Board of Directors and the Annual Meeting of Shareholders, and $500 for each meeting attended of any committee on which they serve. The chairman of each committee received an additional $125 for each meeting of the committee he chaired. No compensation for serving as a director was paid to Mr. Herman.

      Our 1997 Stock Plan (the “1997 Plan”) and 2000 Stock Plan (the “2000 Plan”) allow for the granting of discretionary stock options and other stock-based awards to directors of Delphax, including non-employee directors. The 1997 Plan and 2000 Plan do not currently provide for annual automatic grants to non-employee directors. No options were granted to the independent directors in fiscal 2004 or fiscal 2005.
EXECUTIVE COMPENSATION
      Officers of Delphax are elected annually by the Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among our officers and directors.
      Set forth below is a summary of the business experience of each of the executive officers, excluding Mr. Herman, for whom biographical information is included above under “Directors with Terms Continuing through the 2008 Annual Meeting”:

M. H. (Bill) Kuhn (age 64) joined Delphax as Vice President, Customer Support in November 2000. Mr. Kuhn’s previous experience in management and customer support, largely focused on the capital goods market, spans over 30 years. From 1997 to 2000, Mr. Kuhn was Vice President, Global Customer Support for Grove Worldwide. Earlier in his career, Mr. Kuhn held increasingly more responsible roles, with Hogue Equipment from 1986 to 1996, A. K. Equipment from 1980 to 1986 and Caterpillar from 1969 to 1980.

Dieter P. Schilling (age 50) was named Vice President, Engineering and Manufacturing in July 2004 and has served Delphax in various capacities since joining the Company in 1985. He has held the positions of Vice President, Operations from 2000 to 2004, Vice President of Operations and Customer Service from 1989 to 2000, Vice President of Customer Service from 1986 to 1989, Director of Customer Service from April 1986 to October 1986 and Director of Field Services from 1985 to 1986. Prior to joining the Company, Mr. Schilling was a founding principal and, eventually, President of Southern California Telephone, a telecommunications interconnect company.
Summary of Cash and Certain Other Compensation
      The following table shows, for the fiscal years ending September 30, 2005, 2004 and 2003, the cash compensation paid by Delphax, as well as certain other compensation paid or accrued for those years, to Jay A. Herman, Chairman, President and Chief Executive Officer, and the other executive officers, whose total cash compensation exceeded $100,000 (the “Named Executive Officers”) in fiscal year 2005.
SUMMARY COMPENSATION TABLE
For the Fiscal Years Ended September 30

		Annual Compensation
	Fiscal			All Other
Name and Position	Year	Salary ($)	Bonus ($)	Compensation ($)(1)

Jay A. Herman	2005	$307,562	$64,689	$6,805
Chairman, President and	2004	291,218	—	6,100
Chief Executive Officer	2003	276,968	—	6,698
M. H. (Bill) Kuhn	2005	131,239	18,456	4,235
Vice President,	2004	123,812	—	4,012
Customer Service	2003	118,496	—	3,853
Jeffrey S. Mathiesen(2)	2005	150,762	21,630	4,332
Vice President,	2004	25,962	—	519
Sales and Marketing	2003	—	—	—
Dieter P. Schilling(3)	2005	182,167	26,444	18,094	(4)
Vice President,	2004	162,971	—	16,501	(5)
Operations	2003	126,773	—	27,584	(6)

(1)	Comprised primarily of the Company contribution under the Delphax 401(k) or Canadian retirement plans, unless otherwise noted.

(2)	Mr. Mathiesen resigned the position of Vice President and Chief Financial Officer October 26, 2005, effective December 9, 2005.

(3)	During fiscal 2004 and 2005, Mr. Schilling’s compensation was paid in Canadian dollars and in translating to U.S. dollars was affected by changes in the exchange rate. The Canadian dollar strengthened against the U.S. dollar over the two-year period, resulting in apparent compensation increases greater than those incurred on a Canadian dollar basis.

(4)	Includes a car allowance of $10,807 and a $7,287 contribution under the Company’s Canadian retirement plan.

(5)	Includes a car allowance of $9,982 and a $6,519 contribution under the Company’s Canadian retirement plan.

(6)	Includes $23,467 of relocation expense and a $3,803 matching contribution under the Delphax 401(k) Plan.
Option Exercises and Holdings
      The following table sets forth information with respect to options granted to the Named Executive Officers in the fiscal year ended September 30, 2005:
OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates
	Number of	Percent of			of Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees in	Exercise	Expiration
Name	Granted (#)	Fiscal Year	Price	Date	5%	10%

Jay A. Herman	40,000	35%	$3.730	01/06/12	$60,739	$141,549
M. H. (Bill) Kuhn	20,000	17	3.730	01/06/12	30,370	70,774
Jeffrey S. Mathiesen	20,000	17	3.730	01/06/12	30,370	70,774
Dieter P. Schilling	20,000	17	3.730	01/06/12	30,370	70,774
      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2005 and unexercised options held as of September 30, 2005:
AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

			Number of		Value of Unexercised
			Securities Underlying		In-the-Money
	Shares		Unexercised Options (#)		Options ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jay A. Herman	—	$—	160,000	130,000	$5,240	$22,260
M.H. (Bill) Kuhn	—	—	65,000	50,000	—	7,200
Jeffrey S. Mathiesen	—	—	8,750	46,250	—	7,200
Dieter P. Schilling	—	—	85,000	70,000	3,930	12,440

(1)	Based on a market price of $2.950 per share for the Company’s common stock as of September 30, 2005.
Employment Agreement
      Effective October 1, 2000, Delphax entered into an employment agreement with Mr. Herman pursuant to which Mr. Herman serves as President and Chief Executive Officer. Under the agreement, Mr. Herman receives a base salary, which was $308,042 for fiscal 2005, and is eligible for bonuses and fringe benefits made available to executive officers of Delphax. The agreement provides that, if Mr. Herman’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Herman for “good reason,” following a “change in control” as defined in the agreement, then the Company shall pay a severance payment equal to three times Mr. Herman’s base salary during the period prior to the termination. In general, a change in control would occur when 50% or more of the Company’s outstanding voting stock is acquired by any person, when the shareholders approve an asset sale, merger, consolidation or other major corporate event, or when the current members of the Board of Directors or their successors, elected or nominated by such members, cease to be a majority of the Board of Directors. The agreement also provides that, if Mr. Herman’s employment is terminated (i) by the Company for reasons other than disability or “Cause” or (ii) by Mr. Herman for “good reason” and no “change of control” has occurred, then the Company shall pay a severance payment equal to two times Mr. Herman’s base salary during the period prior to termination. Cause is defined as: (i) acts of personal dishonestly purposely and knowingly taken by Mr. Herman and intended to result in material personal enrichment at the expense of the Company; (ii) repeated willful and deliberate violations of Mr. Herman’s obligations under the employment agreement after notice from the Company and without a good faith or a reasonable belief that the action was in the best interests of the Company; or (iii) a felony conviction. Good reason is defined generally as (i) a reduction in base pay greater than any reduction in other senior officers measured by percentage; (ii) diminution in Mr. Herman’s responsibilities or assignment of duties; or relocation outside Minneapolis/ St. Paul metropolitan area other than for business travel. The term of the agreement is until Mr. Herman dies, he becomes disabled or the Company or Mr. Herman terminates employment, subject to payment as appropriate under the agreement.
Report on Executive Compensation
      The Compensation Committee, which met once during fiscal year 2005, is comprised of Earl W. Rogers, R. Stephen Armstrong and Kenneth E. Overstreet, all of whom are “independent” as defined by the NASDAQ listing standards and the rules of the Securities and Exchange Commission. The Compensation Committee acts under a written charter first adopted and approved by the Board of Directors on September 25, 2003.
      Decisions on compensation of the Company’s executives are made by the Board of Directors on the recommendation of the Compensation Committee. The following report shall not be deemed incorporated by reference into any filing under the Securities Exchange Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”).
      Delphax uses various compensation surveys and outside consultants to develop its compensation strategy and plans. The Board also refers to such surveys for executive compensation purposes. The Board has also sometimes used outside consultants to prepare specific studies, and is free to use any other resources for this purpose in the exercise of its independent judgment. In fiscal 2005, the Board had the Company’s Director of Human Resources conduct a survey of compensation for executive positions using available market data.
      There are four components to the Company’s executive compensation program: (1) base salary; (2) bonus; (3) stock options; and (4) profit sharing/retirement. Our executive compensation philosophy is that a majority of overall compensation should be in long-term at-risk equity to align management with the interests of the shareholders and the long-term goals of the Company. Accordingly, in determining or approving executive compensation, the Committee generally places more emphasis on annual incentives and equity-based compensation than base salary. Moreover, the executive compensation package generally is targeted to be competitive with executives in comparable companies based upon market capitalization, size, industry and location, assuming maximum performance goals are achieved. Within these guidelines, the Committee makes a subjective judgment as to the allocation of annual total compensation among the various components of each executive’s package.
      Base Salary. Base salaries of executives are usually adjusted annually based upon a subjective evaluation of each executive’s performance, competitive salary information, market conditions, and the Company’s financial performance. In fiscal 2005, the Compensation Committee recommended, and the Board approved, base salary adjustments of 3% for the Named Executive Officers, except for one Named Executive Officer who received a 3.9% increase.

      Bonus. The Board annually approves executive bonuses based upon the achievement of predetermined earnings, performance and development objectives the Board believes are critical to the Company’s long-term progress. Bonuses are payable to deserving executives, managers and key employees based upon the recommendation of the Chief Executive Officer. Delphax incentive plans provide that if the performance goals are met, executive officers and the Chief Executive Officer of the Company would be eligible for cash bonuses determined by formula applied against their base salaries. No bonuses were earned in fiscal 2003 or 2004. For fiscal 2005, bonuses were awarded to the Named Executive Officers that represented a portion of their bonus opportunity, based on partial achievement of Company performance goals. Bonuses earned in fiscal 2005 were paid in fiscal 2006.
      Stock Options. The Company’s current stock option plans include executives, managers and key employees. Stock options have been granted periodically by the Board of Directors. The 1997 Plan and the 2000 Plan allow the grant of options, both incentive and non-qualified, as well as restricted and deferred stock awards. Restricted stock grants have been used sparingly. Delphax option grants and restricted stock awards are subject to time vesting, generally in 20% to 25% annual increments commencing on the first anniversary of the date of grant, unless otherwise specified. During fiscal 2005, we granted stock options to purchase an aggregate of 115,000 shares of common stock to six executive officers and employees. No options were granted to the independent directors of Delphax in fiscal 2005.
      Profit Sharing/ Retirement. The Company sponsors a 401(k) Plan for U.S. employees, including executives, under which the Company partially matches employee contributions at a proportion established by management. The Board approves the corporate matching formula for all employees.
      Chief Executive Compensation. Mr. Herman’s compensation for the period fiscal 2003 to fiscal 2005 is shown in the summary compensation table above. The Board of Directors believes that Mr. Herman has managed the Company well in a difficult competitive environment. Mr. Herman has been subject to employment agreements with the Company since 1990. The employment agreement currently in effect with Mr. Herman (described in “Employment Agreement” set forth above) provides that the Board may increase Mr. Herman’s base salary from time to time, as it deems advisable. For fiscal 2005, the Compensation Committee recommended and the Board approved an increase in Mr. Herman’s base salary based on market compensation information and his annual evaluation. Mr. Herman’s bonus for fiscal 2005 was based on partial achievement of Company performance goals.
Submitted by the Compensation Committee of the Company’s Board of Directors:

Earl W. Rogers	R. Stephen Armstrong	Kenneth E. Overstreet

Report of the Audit Committee of the Board of Directors
      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s financial reporting system by overseeing and monitoring management’s and the independent registered public accounting firm’s participation in the financial reporting process. The Audit Committee is comprised of four independent directors, R. Stephen Armstrong, Gary R. Holland (who was appointed to the Committee in January 2005), Kenneth E. Overstreet and Earl W. Rogers, and acts under a written charter first adopted and approved by the Board of Directors on June 6, 2000 and amended and restated on January 23, 2004. The Board of Directors has concluded that each of the members of the Audit Committee is independent as defined by the NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission. The Board has concluded that Mr. Armstrong, who serves as Chairman of the Audit Committee, is qualified as an audit committee financial expert.
      The Audit Committee held five meetings during fiscal year 2005. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent registered public accounting firm.
      The Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The discussions with the independent registered public accountants also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent registered public accounting firm the auditors’ independence from management and the Company and considered the compatibility of nonaudit services with the auditors’ independence.
      Based on a review and discussions with management and Grant Thornton LLP, of the financial statements, matters required to be discussed by SAS 61, and the written disclosures and letter required by ISB No. 1, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2005 filed with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Company’s Board of Directors:

R. Stephen Armstrong	Gary R. Holland	Kenneth E. Overstreet	Earl W. Rogers
      The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

Stock Performance
      The graph below sets forth a comparison of the cumulative shareholder return of Delphax common stock over the last five fiscal years with the cumulative total return over the same periods for: (i) the Total Return Index for the NASDAQ Stock Market — U.S. Companies, and (ii) the Standard Industry Code (SIC) Printing Trades Machinery and Equipment Index. The graph below compares the cumulative total return of the Company’s common stock over the last five fiscal years assuming a $100 investment on September 30, 2000, and assuming reinvestment of all dividends, if any.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG DELPHAX TECHNOLOGIES INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

	9/00	9/01	9/02	9/03	9/04	9/05

Delphax Technologies Inc.	$100	$70	$71	$81	$75	$66

NASDAQ Stock Market (U.S.)	100	41	33	51	53	60

Peer Group	100	35	19	47	63	84

PROPOSAL 2
APPROVAL OF AUDITORS
      Grant Thornton LLP, independent registered public accounting firm, was appointed the Company’s auditors on September 24, 2004, following the resignation, effective August 31, 2004, of Ernst & Young LLP who had been independent auditors for the Company since its inception. Grant Thornton LLP has been reappointed by the Audit Committee as the Company’s auditors for the current fiscal year. Although it is not required to do so, the Board of Directors desires to submit the appointment of Grant Thornton LLP for shareholder approval at the Annual Meeting. In the event the appointment of Grant Thornton LLP is not approved by the shareholders, the Audit Committee will reconsider its selection of Grant Thornton LLP.
Audit Fees
      The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our fiscal 2005 and fiscal 2004 consolidated annual financial statements were $223,000 and $165,000, respectively. The aggregate fees billed to Delphax by Ernst & Young LLP for professional services rendered for the audit of our consolidated annual financial statements were $4,000 and $168,000 for fiscal 2005 and 2004, respectively. Fees to Ernst & Young in fiscal 2005 were incurred for services rendered in conjunction with giving their consent to include the audited financial statements for fiscal 2003 in our fiscal 2005 Form 10-K.
Audit-Related Fees
      The aggregate fees billed to Delphax by Grant Thornton LLP for assurance and related services that are reasonably related to the audit or review of our financial statements (and not reported above as audit fees) were $10,000 for the fiscal 2005 employee benefit plan audit and pre-compliance Sarbanes-Oxley discussions. The aggregate fees billed to Delphax by Ernst & Young LLP for assurance and related services that are reasonably related to the audit or review of our financial statements (and not reported above as audit fees) were $6,000 for the fiscal 2004 employee benefit plan audit.
Tax Fees
      The aggregate fees billed to Delphax by Grant Thornton LLP for professional services rendered for tax compliance related to fiscal 2005 and fiscal 2004 were $28,000 and $19,000, respectively. The aggregate fees billed to the Company by Ernst & Young LLP for tax compliance, tax advice and tax planning were $43,000 for fiscal 2004.
All Other Fees
      The aggregate fees billed to Delphax by Ernst & Young LLP for products and services other than those covered by the categories above were $23,000 for fiscal 2004, consisting of stock option plan consultation and a registration on Form S-3.
Audit Committee Approval Process
      The Audit Committee approves engagement of the independent auditors for auditing services and authorized non-audit services provided by the independent auditors, and pre-approves the fees and other significant compensation to be paid to the independent auditors.
      A representative of Grant Thornton LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required and Board of Directors Recommendation
      The affirmative vote of a majority of the shares represented at the meeting of the Company’s common stock is required for approval of auditors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
APPOINTMENT OF GRANT THORNTON LLP.
SHAREHOLDER PROPOSALS
      The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Delphax Technologies Inc. 2007 Annual Meeting of Shareholders is expected to be held on or about April 5, 2007 and proxy materials in connection with that meeting are expected to be mailed on or about February 28, 2007. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before October 1, 2006. In addition, if the Company receives notice of a shareholder proposal after January 3, 2007, such proposal will be considered untimely pursuant to the Company’s Bylaws, and the persons named as proxies solicited for our 2007 Annual Meeting may exercise discretionary voting power with respect to such proposal.
GENERAL
Section 16(a) Beneficial Ownership Reporting Compliance
      Pursuant to Section 16(a) under the 1934 Act, executive officers, directors and 10% shareholders of the Company are required to file reports on Forms 3, 4 and 5 of their beneficial holdings and transactions in Delphax common stock. To our knowledge, based solely upon a review of filings with the Securities and Exchange Commission, all reports on Forms 3, 4 and 5 required to be filed by executive officers, directors and 10% shareholders of the Company were timely filed during fiscal 2005, except as follows: Forms 4 were filed on January 13, 2005, reporting the January 6, 2005 option grants to Jay A. Herman, Jeffrey S. Mathiesen, M. H. (Bill) Kuhn and Dieter P. Schilling; and the Form 4 for Mr. Fred Brenner’s acquisition of 16,000 shares on March 23, 2005 was filed on March 29, 2005.
Other Matters
      The Board of Directors of Delphax knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.
      Our Annual Report for fiscal year 2005 is enclosed herewith and contains our Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

BY THE ORDER OF THE
BOARD OF DIRECTORS

Jay A. Herman
Chairman

DELPHAX TECHNOLOGIES INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

For the Annual Meeting of Shareholders

April 6, 2006
3:00 p.m.

At the Offices of Delphax Technologies Inc.
6100 110th Street
Bloomington, MN 55438

DELPHAX TECHNOLOGIES INC.
6100 110th Street
Bloomington, MN 55438

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 6, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Jay A. Herman and M.H. (Bill) Kuhn, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ××× EASY ××× IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 day a week, until 5:00 p.m. (CT) on April 5, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/dlpx/ — QUICK ××× EASY ××× IMMEDIATE

•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 5:00 p.m. (CT) on April 5, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Delphax Technologies Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	Earl W. Rogers	☐	Vote FOR nominee	☐	Vote WITHHELD from nominee

2.	Proposal to ratify the appointment of Grant Thornton LLP as independent auditors.

3.	To vote in their discretion upon any other matters coming before the meeting.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.